EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan, of our reports dated February 4, 2005 with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc., FBL Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FBL Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Des Moines, Iowa
May 23, 2005